NEWS   FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  January 12, 2006

CONTACT:  Steven R. Williams - (304) 842-3597   http://www.petd.com

Petroleum Development Files Third Quarter Financial Statements

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/NMS PETDE) announced today that it has filed its Quarterly report on Form 10-Q for the period ended September 30, 2005.  The filing of the report was delayed while the Company restated financial statements for earlier periods.

With the filing of the third quarter financial report, the management of the Company believes that it once again fully complies with all requirements for continued listing on the NASDAQ National Market.  The NASDAQ Listings Qualifications Panel had previously granted the Company's request for continued listing on the NASDAQ until January 12, 2006 provided the Company filed its Quarterly Reports on Form 10-Q for the periods ended June 30, 2005 and September 30, 2005 by that date. Both of those reports are now filed and the Company has notified the Panel that the required filings have been made.  The Company is presently awaiting confirmation from the Panel that the Company has regained compliance and that the Company's trading symbol will be changed from PETDE to PETD.  The Company intends to issue a press release immediately upon the receipt of the Panel's decision.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas.  The Company's operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, the Company was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of companies in 2003.  PDC was named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

###

103 East Main Street • P. O. Box 26 • Bridgeport, West Virginia • Phone:  (304) 842-3597